EXHIBIT 10.25

PRODUCTION SERVICE AGREEMENT

THIS PRODUCTION SERVICE AGREEMENT (the “Agreement”), entered into and effective this 12th day of March, 2007 (the “Effective Date”), is by and between MOLECULAR MEDICINE BIOSERVICES, INC., located at 1890 Rutherford Road, Carlsbad, CA 92008 and MEDGENICS, INC. and MEDGENICS MEDICAL ISRAEL LTD. (“SPONSOR”) located at 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182, USA and 12 HaNapach St. Karmiel, 21553 ISRAEL, respectively.

INTENDING TO BE LEGALLY BOUND, the parties agree as follows:

l.	Projects.

MOLECULAR MEDICINE will perform development and manufacturing services for SPONSOR under one or more projects (each, a “Project”). Each Project shall be governed by this Agreement, together with the following documentation:

a.	the “Scope of Work” for such Project, attached as Exhibit A;

b.	the “Price and Payment Schedule” for such Project, attached as Exhibit B;

c.	the “Work Schedule” for such Project, attached as Exhibit C;

together with all other exhibits and attachments hereto, all as may be amended from time to time.

The parties acknowledge that from time to time SPONSOR may request MOLECULAR MEDICINE to undertake additional projects involving production services. In such event, the parties shall agree upon new Exhibits A, B, and C for each project, with such exhibits to reference this Agreement. Except as set forth in such revised exhibits, all other terms and conditions of this Agreement, together with all other exhibits, shall apply to subsequent projects.

MOLECULAR MEDICINE will perform each Project with due care, and in accordance with current Good Manufacturing Practices as set forth in US 21 CFR Parts 210 and 211 applicable to pilot scale facilities and 21 CFR Part 600 applicable to biologics, and shall not use any personnel who have been debarred, suspended or proposed for debarment, it being understood that an insubstantial or immaterial incident or deviation from such standards shall not by itself be deemed a breach of MOLECULAR MEDICINE’s obligations hereunder and that the parties will work in good faith to resolve any such incident or deviation pursuant to the Quality Agreement under Section 3.5 below. MOLECULAR MEDICINE shall maintain all required regulatory records relating to the Project and shall provide a cross reference letter with respect to such records upon request.

2.	Definitions. As used herein, the following capitalized terms shall have the meanings set forth below:

2.1          Certificate of Compliance: Certificate issued by MOLECULAR MEDICINE upon completion of the Project, reporting the Technical Specifications measured by MOLECULAR MEDICINE for the specific Product produced under the Project. The Certificate of Compliance will be in the form attached as Exhibit D, or in such other form as may be agreed to between SPONSOR and MOLECULAR MEDICINE.

2.2          MMB Technology: All of MOLECULAR MEDICINE’s confidential and proprietary know-how, techniques, processes and other technology, whether or not patentable or copyrightable, and associated intellectual property relating to the manufacture of viral vector product. MMB Technology does not include Product or Product Production Records.

2.3          Product: Shall mean either the finished product to be produced by MOLECULAR MEDICINE as described in the Scope of Work, or variations of the same HDAd vector with different expression cassettes as provided by the Sponsor; or developed under the Project.

2.4          Product Production Records: All documentation, information, records, required retain samples, batch records, specifications, databases or other work product generated by MOLECULAR MEDICINE during and in connection with the Project including any Drug Master Files, whether recorded in writing, electronically, or otherwise.

2.5          MMB Production Records: All documentation, information, records, required retain samples, batch records, specifications, databases or other work product generated by MOLECULAR MEDICINE relating to batch records of MMB including its Biologic (Type II) Master Files and Facility (Type V) Drug Master Files.

2.6          Project Completion: Has the meaning set forth in Section 4.1.

2.7          Project Run: Actual performance of activities by MOLECULAR MEDICINE in order to complete the Project.

2.8          Project Equipment: All equipment necessary to perform the Project and deliver the finished Product. Project Equipment that is specified in the Scope of Work as to be supplied by SPONSOR or that SPONSOR requires MOLECULAR MEDICINE to obtain for the Project is referred to as “Sponsor Equipment.”

2.9          Project Materials: All cell lines, viral seed stock, compounds, materials, supplies or other substances necessary to perform the Project and deliver the finished Product. Those Project Materials that are specified in the Scope of Work as to be supplied by SPONSOR, or that SPONSOR requires MOLECULAR MEDICINE to obtain for the Project pursuant to Section 3.1.1, are referred to as “Sponsor Materials.”

2.10        Quality Agreement: The quality agreement between MOLECULAR MEDICINE and SPONSOR in the form attached hereto as Exhibit G, as it may be amended from time to time.

2.11        Sponsor Technology: All of SPONSOR’s confidential and proprietary information, know-how, techniques, processes and other technology, whether or not patentable or copyrightable, and associated intellectual property that relate to the Product.

2.12        Standard Terms and Conditions of Storage: MOLECULAR MEDICINE’s Standard Terms and Conditions of Storage, attached as Exhibit F, as they may be amended from time to time.

2.13        Start Order: written authorization from SPONSOR for MOLECULAR MEDICINE to commence Project Run, in the form attached hereto as Exhibit E.

2.14        Technical Specifications: Technical Specifications for the finished Product as measured by MOLECULAR MEDICINE and reported by it in the Certificate of Compliance.

3.	Project Procedures.

3.1         Project Materials and Equipment.

3.1.1        SPONSOR shall provide MOLECULAR MEDICINE with sufficient quantities of Sponsor Materials (and, if applicable, Sponsor Equipment) necessary to perform the Project and deliver the Product, including sufficient and comprehensive data as may be required by MOLECULAR MEDICINE concerning handling, stability, storage and safety requirements. If SPONSOR requires MOLECULAR MEDICINE to acquire special Project Materials or Project Equipment, such materials and equipment shall be considered Sponsor Materials and Sponsor Equipment, and shall be charged to the account of SPONSOR, in addition to the fees set forth in the Price and Payment Schedule.

3.1.2        Unless otherwise specified and provided by SPONSOR (or obtained at the behest of SPONSOR), MOLECULAR MEDICINE will use the standard Project Materials and Project Equipment that it uses in the ordinary course of its business to perform the Project.

3.1.3        Except as specifically agreed by the parties, or unless prohibited by law or regulation, any remaining supplies of Sponsor Materials or any Sponsor Equipment shall be returned to SPONSOR upon completion of the Project. Any Sponsor Materials or Sponsor Equipment that is not returned to the SPONSOR shall be held, subject to the Standard Terms and Conditions of Storage, and subject to MOLECULAR MEDICINE’s standard storage fees.

3.2         Timetable.

3.2.1        Work Schedule. MOLECULAR MEDICINE will commence the Project Run only upon receipt of a Start Order duly signed by an authorized officer of SPONSOR. Once MOLECULAR MEDICINE receives the Start Order, it will make a good faith effort to complete the Project in accordance with the Work Schedule, it being understood that as long as MOLECULAR MEDICINE makes such good faith efforts, MOLECULAR MEDICINE’s failure to meet the Work Schedule shall not constitute a default by MOLECULAR MEDICINE of its obligations hereunder. MOLECULAR MEDICINE will notify SPONSOR if it determines there are likely to be substantial changes in the proposed start or completion dates of the Project.

3.2.2        Sponsor’s Cancellation or Delay. SPONSOR acknowledges that in order to undertake the Project, MOLECULAR MEDICINE will reserve for the benefit of SPONSOR certain resources, including Project Materials, Project Equipment, personnel availability, facility capacity and storage space. Accordingly, in the event that SPONSOR cancels or delays the Project, then as long as MOLECULAR MEDICINE is in compliance with the Work Schedule, SPONSOR will be obligated to pay the applicable cancellation or delay fees set forth in the Price and Payment Schedule. In addition, the Project will be subject to the termination provisions set forth in Section 23.4.

3.2.3        Changes. SPONSOR may request reasonable changes in the Scope of Work and/or the targeted Technical Specifications prior to Project Completion (as defined in Section 4.1). To be effective, all such proposed changes, including changes in the price and projected completion date of the Project, shall be described in writing by authorized representatives of both MOLECULAR MEDICINE and SPONSOR and signed by both parties. Unless otherwise agreed to by MOLECULAR MEDICINE and SPONSOR, changes that cause any delay in the Project will subject SPONSOR to the applicable delay fees set forth in the Price and Payment Schedule.

3.3         Regulatory Testing Requirements. Should, during the course of conducting this Project, regulatory testing requirements covering the Product change such that additional expense would be incurred by MOLECULAR MEDICINE to satisfy the terms of this Agreement, those expenses will be the responsibility of the SPONSOR.

3.4         Facility Visits. MOLECULAR MEDICINE shall permit SPONSOR’S representatives to visit MOLECULAR MEDICINE’s facilities during normal working hours, upon reasonable notice and with reasonable frequency to observe the Project’s progress, to discuss the Project with appropriate officials of MOLECULAR MEDICINE, and to inspect records and Product Production Records and MMB Production Records relevant to the Project. Facility visits shall also be permitted during the Production Records retention period described in Section 5.5.

3.5         Quality Agreement. During the Project, MOLECULAR MEDICINE and SPONSOR shall follow the quality control procedures set forth in the Quality Agreement attached hereto as Exhibit G.

3.6          Reports. MOLECULAR MEDICINE shall advise SPONSOR at least once in every two-week period during the term of this Agreement via teleconference and provide SPONSOR with written minutes concerning the details of the progress of the Project and the Products. A final written report setting forth the results achieved under and pursuant to the Project, including the Products, shall be submitted to Sponsor within 21 working days of the completion of the Project or the termination of this Agreement. Such final report shall include, but may not be limited to, a complete summary of the activities carried out, testing protocols and detailed results of the Project.

4.	Project Completion.

4.1          Notice and Delivery. The Project is deemed completed (“Project Completion”) when MOLECULAR MEDICINE gives a notice under the Scope of Work consisting of (a) notice to SPONSOR that quality assurance review of Product has been completed by MOLECULAR MEDICINE and (b) issuance of a Certificate of Compliance. In the case of work performed in the Process Development Laboratory, project completion will consist of issuance of a Development Report which will contain the process summary and data resulting from the production or characterization studies. Such notice shall be delivered by overnight courier. Risk of loss for the Product shall be the responsibility of SPONSOR upon release of Product from MOLECULAR MEDICINE’S premises (FOB shipping point) to a shipper selected and approved by SPONSOR. SPONSOR acknowledges and agrees that it is SPONSOR’s sole responsibility to determine for itself that such shipper is commercially reliable and that it carries insurance in accordance with standards that are acceptable to SPONSOR. SPONSOR must acknowledge receipt of notice of Project Completion to an authorized representative of MOLECULAR MEDICINE within ten (10) business days of formal notification by MOLECULAR MEDICINE. If MOLECULAR MEDICINE does not receive an acknowledgement of notice of Project Completion with such period, then Product will be subject to MOLECULAR MEDICINE’s then current Standard Terms and Conditions of Storage and its standard group storage fees.

4.2          Product Storage. MOLECULAR MEDICINE agrees to hold SPONSOR’s Product for up to 90 days after MOLECULAR MEDICINE’s notice to SPONSOR of Project Completion. Product held at MOLECULAR MEDICINE beyond the first 90 days from receipt of Notice by SPONSOR of Project Completion shall be subject to MOLECULAR MEDICINE’s then current Standard Terms and Conditions of Storage and its standard group storage fees.

5.	Technology Transfer; Inventions; Ownership of Product Production Records.

5.1         Technology Transfer by Sponsor and Limited License. In order to enable MOLECULAR MEDICINE to perform the Project, SPONSOR will disclose to MOLECULAR MEDICINE the Sponsor Technology and hereby grants to MOLECULAR MEDICINE a limited, non-exclusive license in and to Sponsor Technology that is disclosed to MOLECULAR MEDICINE, for the sole purpose of performing the Project and for no other purpose whatsoever. MOLECULAR MEDICINE shall not disclose such Sponsor Technology to any third party without the prior written consent of SPONSOR, it being understood and agreed that all Sponsor Technology shall be considered proprietary information of SPONSOR. Except to the extent set forth in the foregoing, this Agreement confers no license or intellectual property rights to MOLECULAR MEDICINE by SPONSOR for any SPONSOR-related intellectual property.

5.2         Inventions.

5.2.1          Inventions from Sponsor Technology. In performing the Project and in applying Sponsor Technology to the development and manufacture of the Product, MOLECULAR MEDICINE may develop ideas, know-how, inventions, techniques, improvements and other technology, whether or not patentable or copyrightable, and associated intellectual property (collectively “Inventions”) relating to Sponsor Technology. All such Inventions that arise under the Project for the Product, including but not limited to purification schemes, or solely from the application of Sponsor’s Technology are referred to as “Sponsor Inventions.” MOLECULAR MEDICINE agrees that all Sponsor Inventions are the sole and exclusive property of SPONSOR and constitute Proprietary Information of SPONSOR.

5.2.2          Inventions from MMB Technology. From time to time, with the approval of SPONSOR as set out in the Scope of Work or as otherwise agreed to during the Project Run, MOLECULAR MEDICINE may apply some of the MMB Technology to the development and manufacture of the Product. In doing so, MOLECULAR MEDICINE may develop Inventions that relate to the MMB Technology. All such Inventions that are directly related to MMB Technology and not for the Product are referred to as “MMB Inventions.” SPONSOR agrees that all MMB Inventions are the exclusive property of MOLECULAR MEDICINE and constitute Propriety Information of MOLECULAR MEDICINE.

5.3         Grant Backs by MOLECULAR MEDICINE. In order to enable SPONSOR to utilize both Sponsor Inventions and MMB Inventions resulting from MOLECULAR MEDICINE’s performance of the Project:

5.3.1.1   MOLECULAR MEDICINE hereby assigns to SPONSOR all right, title and interest in and to any and all Sponsor Inventions.

5.3.1.2   MOLECULAR MEDICINE hereby agrees to grant to SPONSOR a non-exclusive license, worldwide, perpetual, irrevocable, royalty-free, fully paid up right and license with the limited right to sub-license as described below, to any and all MMB Inventions made, conceived and/or reduced to practice by MOLECULAR MEDICINE during the course of, and/or resulting from, the performance of the Project, provided that SPONSOR’s use of such MMB Inventions relates directly and exclusively to the manufacture of the Product. SPONSOR’s license right under this clause shall not extend to inventions, processes or technology that are developed by MOLECULAR MEDICINE prior to its undertaking the Project or that is not related directly and exclusively to the manufacture of the Product. Upon providing MOLECULAR MEDICINE with prior written notice of the name and address of the sublicensee and subject to such sublicensee’s written agreement to be bound by the confidentiality provisions of Section 6 below, SPONSOR may sublicense its rights under this clause only to identified users of the Product.

5.4         Other Applicable Law. Except as expressly set forth herein to the contrary, with respect to any Inventions arising from the Project, US patent laws will be followed.

5.5         Production Records. All Product Production Records generated by MOLECULAR MEDICINE in the course of the Project shall be the property of SPONSOR and constitute Proprietary Information of SPONSOR. All MMB Production Records shall be the property of MOLECULAR MEDICINE and constitute Proprietary Information of MOLECULAR MEDICINE. All Product Production Records shall be maintained by MOLECULAR MEDICINE for the benefit of SPONSOR during the term of this Agreement. SPONSOR shall have access to Product Production Records produced in connection with the Project in order to review the data relating to the production of the Product. Unless otherwise agreed between the parties, upon completion of the Project, MOLECULAR MEDICINE shall i) forward to SPONSOR such Product Production Records; ii) store and maintain all Product Production Records and MMB Production Records in accordance with all applicable legal and regulatory requirements for a period of five (5) years (or such shorter period as may be permitted by law). After the expiration of the applicable retention period, SPONSOR will pay MOLECULAR MEDICINE, in advance, its then-current standard annual storage fee for the retention of such MMB Production Records. If for any reason the fee is not paid (e.g. SPONSOR cannot be located, SPONSOR has not responded, etc.), MOLECULAR MEDICINE may dispose of the Product Production Records as it sees fit. It shall be SPONSOR’s responsibility to ensure that MOLECULAR MEDICINE has a current address for SPONSOR. Molecular Medicine shall provide SPONSOR with cross reference letters for such MMB Production Records for any regulatory purpose or filing for the Product.

5.6         Ownership of Product and Project Material. The parties agree that SPONSOR shall own all Product, Sponsor Inventions, and Project Material. MOLECULAR MEDICINE shall assign and hereby assigns to SPONSOR all right, title and interest in and to any and all Product, Sponsor Inventions, and Project Material. To the extent possible, MOLECULAR MEDICINE shall not co-mingle any of SPONSOR’s Product, Sponsor Inventions, or Project Material with that of any third party.

6.
Confidentiality. During the performance of the Project, during the period of any permissible license or sub-license under Section 5 above, and continuing until the later of (i) the date five (5) years after the termination or expiration of this Agreement and (ii) the date of termination of any such license or sub-license, each party shall treat the trade secrets and other proprietary or confidential information disclosed to such party (the “Receiving Party”) by the other party (the “Disclosing Party”) under this Agreement and marked by the Disclosing Party as confidential, as the proprietary and confidential information of the Disclosing Party (“Proprietary Information”), and shall maintain all Proprietary Information in strict trust and confidence and shall not disclose any Proprietary Information to any third party or use any Proprietary Information except as may otherwise be authorized in this Agreement or by the Disclosing Party’s prior written consent. For purposes of this Agreement, Proprietary Information of the SPONSOR shall include all Sponsor Inventions described in Section 5, and along with all Sponsor Technology, Product and Project Material, and Product Production Records.

Notwithstanding any other provision of this Agreement, the Receiving Party shall have no liability or obligation to the Disclosing Party for, nor be in any way restricted in, its disclosure of or use of any information that:

a)	is already known to the Receiving Party at the time of the Disclosing Party’s disclosure;

b)	is or becomes publicly known by any means other than through a wrongful act or omission of the Receiving Party, its employees or agents;

c)	is received from a third party entitled to make such a transfer without violating an obligation of confidentiality;

d)	is independently developed by or for the Receiving Party;

e)
is disclosed in response to an order of a court or other governmental body or regulatory authority with competent jurisdiction over the Receiving Party; or is otherwise required to be disclosed by law; provided, however, that the Receiving Party shall have provided the Disclosing Party with sufficient notice prior to any required disclosure in order to afford the Disclosing Party the opportunity to object to the disclosure.

7.
Use of Names. Neither party shall use the name of the other party or its employees in any advertising or sales promotion materials or in any publication without such other party’s prior written consent. Notwithstanding the foregoing, each party may identify the other party with regards to the Product in any regulatory submission associated with the Project without prior written consent.

8.
Regulatory Issues: SPONSOR acknowledges that MOLECULAR MEDICINE’s manufacturing technology, as well as any technology licensed to MOLECULAR MEDICINE from third parties, and any information related respectively thereto that is filed with the FDA or other health regulatory authorities in countries other than the United States, is of crucial importance to MOLECULAR MEDICINE and to such licensing parties, as well as to all other sponsors benefiting from MOLECULAR MEDICINE’s technology. Such information includes all process related Biologic (Type II) Master Files and Facility (Type V) Drug Master Files. To assist in preserving the integrity and value of such technology, SPONSOR agrees that it will not, on its own initiative, analyze or engage in any research of such technology that may be reasonably expected to raise safety concerns with the FDA regarding the use of such technology in the Project. If SPONSOR reasonably believes that such a study is necessary, SPONSOR shall consult with MOLECULAR MEDICINE before engaging in such a study. SPONSOR further agrees to promptly notify MOLECULAR MEDICINE of any and all communications and/or concerns expressed by the FDA or any other health regulatory authority relating to the development and manufacture of the Product including MOLECULAR MEDICINE’s manufacturing technology and agrees to consult with MOLECULAR MEDICINE to resolve any such concerns with the FDA or such other authority. MOLECULAR MEDICINE agrees to provide SPONSOR with letters of cross-reference to all Master Files as appropriate. Non-compliance with the obligation to consult with MOLECULAR MEDICINE to resolve such concerns with the FDA by SPONSOR shall constitute a material breach of SPONSOR’s obligations under this Agreement, permitting MOLECULAR MEDICINE at its sole discretion to terminate all or part of this Agreement pursuant to Section 23.3, in addition to such other rights that MOLECULAR MEDICINE may have under law.

9.
Limited Warranty. Upon the issuance of a Certificate of Compliance, MOLECULAR MEDICINE shall be deemed to warrant only that: (i) it has performed the Project with due care in accordance with the Scope of Work, current Good Manufacturing Practices and applicable federal and state laws, rules and regulations, and (ii) the Product conforms to the Technical Specifications reported in the Certificate of Compliance. Any claim by SPONSOR for a breach of such warranty shall be made in writing to MOLECULAR MEDICINE on or before the first anniversary of the date that SPONSOR is notified that Product is complete. The sole remedy of SPONSOR for breach of this warranty shall be for MOLECULAR MEDICINE to perform the Project again, or (if practicable) to perform again such portions of the Project as may be required to correct the deficiency. MOLECULAR MEDICINE SHALL NOT BE RESPONSIBLE FOR GENETIC ALTERATIONS, INCLUDING THE FORMATION OF REPLICATION-COMPETENT VIRUSES (SUCH AS REPLICATION-COMPETENT ADENOVIRUS OR REPLICATION-COMPETENT RETROVIRUS) THAT OCCUR DURING PRODUCTION OF THE PRODUCT. SUCH GENETIC ALTERATIONS SHALL NOT BE THE BASIS FOR A WARRANTY CLAIM BY SPONSOR. UNDER NO CIRCUMSTANCES SHALL MOLECULAR MEDICINE BE LIABLE TO SPONSOR OR ANY THIRD PARTY CLAIMING BY OR THROUGH SPONSOR FOR ANY CONSEQUENTIAL, SPECIAL, OR OTHER DAMAGES, AND THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, WHETHER EXPLICIT OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MOLECULAR MEDICINE’S LIABILITY TO SPONSOR FOR THE BREACH OF ANY TERMS AND CONDITIONS CONTAINED HEREIN (INCLUDING ANY EXHIBITS) SHALL IN NO EVENT EXCEED THE FEE PAID BY SPONSOR TO MOLECULAR MEDICINE IN CONNECTION WITH THE PROJECT.

10.	Indemnification.

10.1        Indemnification by SPONSOR. SPONSOR shall defend, indemnify and hold harmless MOLECULAR MEDICINE, its directors, officers, employees and agents (collectively the “Molecular Medicine Indemnitees”) from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or third party claims for injury or damages (collectively, “Liabilities”) arising out of the manufacture, sale or use of the Product, provided that SPONSOR shall have no obligation to indemnify the Molecular Medicine Indemnitees for any portion of a Liability that arises from a material deviation from the Scope of Work that has not been agreed to by SPONSOR, or the negligence or willful misconduct of the Molecular Medicine Indemnitees.

10.2        Indemnification by MOLECULAR MEDICINE. Except as limited by Section 9 above, MOLECULAR MEDICINE shall defend, indemnify and hold harmless SPONSOR, its officers, directors, employees and agents (collectively the “Sponsor’s Indemnitees”) from and against any and all Liabilities arising solely out of the negligence or willful misconduct of the MOLECULAR MEDICINE Indemnitees, provided that MOLECULAR MEDICINE shall have no obligation to indemnify the Sponsor’s Indemnitees for any portion of a Liability that arises from the negligence or willful misconduct of the Sponsor’s Indemnitees.

10.3        Notification. The obligation of either party to indemnify the other pursuant to this Agreement shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suit or service of process; control by the indemnitor over the conduct and disposition of any claim, demand or suit; and cooperation by the indemnitee in the defense of the demand or suit.

1l.
Payment Terms. SPONSOR agrees to pay promptly all fees and expenses in accordance with the terms set forth in the applicable Price and Payment Schedule. Unless otherwise agreed to in the Price and Payment Schedule, all payments shall be due within thirty (30) days of the date of invoice. Failure to timely pay any of such amounts for any Project shall constitute a material breach of SPONSOR’s obligations under this Agreement, permitting MOLECULAR MEDICINE at its sole discretion to terminate all or part of this Agreement with respect to any or all Projects pursuant to Section 23.3, to withhold delivery of Product, to suspend any or all Project Runs, and to exercise such other rights that MOLECULAR MEDICINE may have under this Agreement or otherwise under law.

12.
Compliance with Law. SPONSOR will not use, transport, store, or dispose of the Product in a manner inconsistent with (a) laws, regulations, rules or ordinances applicable to the Product, including without limitation, all applicable requirements and procedures of the United States Food and Drug Administration, or (b) health and safety standards and procedures generally used in the industry. SPONSOR shall obtain assurance of compliance with the preceding sentence from any of its affiliates, agents, assignees, or licensees who use, transport, store, or dispose of the Product.

13.
Excused Performance. Except for payment obligations, neither party shall be responsible for failure or delay in performance of its obligations under or in connection with this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, governmental actions, fire, smoke, labor difficulty, shortages, war, revolution, civil disturbances, terrorism, sabotage, blockade, embargo, explosion, transportation problems, interruptions of power or of communication, failure of suppliers or subcontractors, or natural disasters. SPONSOR acknowledges that it is SPONSOR’s responsibility to obtain its own insurance coverage for the foregoing events. SPONSOR acknowledges that after the occurrence of any of the foregoing events, (i) MOLECULAR MEDICINE may be unable to suspend the Product Run and therefore may be forced to restart the Product Run, and (ii) MOLECULAR MEDICINE may be unable to limit, suspend, or terminate any outstanding financial commitments for which SPONSOR shall be held responsible. SPONSOR shall reimburse MOLECULAR MEDICINE for all additional costs incurred by MOLECULAR MEDICINE as a result of its inability to suspend the Product Run or to suspend or cancel outstanding financial obligations, to the extent that such additional costs are not otherwise covered by MOLECULAR MEDICINE’s business interruption insurance, if any.

14.
Assignment. This agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, legal representatives and heirs. Either party may assign or transfer its rights and obligations under this Agreement to a successor to all or substantially all of its assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise, upon written notice to the other party.

15.
Independent Contractors. Nothing in this Agreement shall be construed to create any relationship between MOLECULAR MEDICINE and SPONSOR other than of independent contracting parties. Neither party shall have any right, power, or authority to assume, create or incur an expense, liability, or obligation, express or implied, on behalf of the other.

16.	Waiver. No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any provision of this Agreement.

17.
Severability. If any part, term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of the Agreement shall not be affected and shall remain in full force and effect.

18.	Choice of Law. This Agreement shall be governed by the laws of the State of California, regardless of the choice of law provisions of California or any other jurisdiction.

19.	Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

20.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.
Entire Agreement. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

22.
Non-solicitation and non-hire. SPONSOR agrees not to solicit or hire personnel from MOLECULAR MEDICINE for production, process development, testing or manufacturing of viral vectors or vaccines or of other biopharmaceuticals for a period of two (2) years after completion of Project unless agreed to in writing by MOLECULAR MEDICINE.

23.	Term and Termination. The term of this Agreement is from the Effective Date through the completion of the Project described in the Scope of Work, unless extended upon the agreement of the parties.

23.1        Termination by SPONSOR. SPONSOR may terminate this AGREEMENT at any time for any reason, or no reason, upon sixty (60) days written notice. Upon receipt of notice of termination from SPONSOR, MOLECULAR MEDICINE shall use its best efforts to limit or terminate any outstanding financial commitments for which SPONSOR shall be held responsible. SPONSOR shall reimburse MOLECULAR MEDICINE for all costs incurred by it for services set forth in the Work Schedule performed by MOLECULAR MEDICINE prior to the effective date of termination, including all noncancellable obligations. If SPONSOR terminates the Agreement under this Section 23.1, then in addition to any reimbursable expenses provided for above, SPONSOR shall pay all cancellation fees for all outstanding Projects in the amounts set forth in the relevant Price and Payment Schedules.

23.2        Termination by MOLECULAR MEDICINE. MOLECULAR MEDICINE may terminate this AGREEMENT at any time for any reason, or no reason, upon one hundred eighty (180) days’ written notice. Upon giving notice of such termination, MOLECULAR MEDICINE shall use its best efforts to limit or terminate any outstanding financial commitments for which SPONSOR shall be held responsible. SPONSOR shall reimburse MOLECULAR MEDICINE for all costs incurred by it for services set forth in Exhibit A performed by MOLECULAR MEDICINE prior to the effective date of termination, including all noncancellable obligations.

23.3        Termination for Material Breach. Either party shall have the right to terminate this Agreement upon written notice to the other party if, after receiving written notice of a material breach of this Agreement, the other party fails to cure such breach within (i) ten (10) days from the date of such notice concerning a breach of any payment obligation, or (ii) thirty (30) days from the date of such notice pertaining to all other breaches. If any party breaches the same provision of this Agreement more than two (2) times during any twelve (12) month period, the final such breach shall constitute grounds for termination and no cure period shall apply. If MOLECULAR MEDICINE terminates this Agreement pursuant to this Section 23.3 due to SPONSOR’s breach, then (i) SPONSOR shall reimburse MOLECULAR MEDICINE for all costs incurred by it for services set forth in the Work Schedule performed by MOLECULAR MEDICINE prior to the effective date of termination, including all noncancellable obligations, and (ii) SPONSOR shall pay all cancellation fees for all outstanding Projects in the amounts set forth in the relevant Price and Payment Schedules. If SPONSOR terminates this Agreement pursuant to this Section 23.3 due to MOLECULAR MEDICINE’s breach, it shall not be obligated for payment of cancellation fees, but shall remain obligated for all reimbursable expenses described above.

23.4        Termination of a Project for Delay. MOLECULAR MEDICINE may terminate a specific Project at any time upon thirty (30) days notice if Project Completion has not occurred by the date that is two (2) years from the date of this Agreement (or, as applicable, from the date of the Scope of Work for the Project), for whatever reason; provided, that if the sole cause of the delay is MOLECULAR MEDICINE’s action or inaction, then the two-year period referred to above shall be extended for the period of the delay caused by MOLECULAR MEDICINE. Upon giving notice of such termination, MOLECULAR MEDICINE shall use its best efforts to limit or terminate any outstanding financial commitments for which SPONSOR shall be held responsible. SPONSOR shall reimburse MOLECULAR MEDICINE for all costs incurred by it for services set forth in Exhibit A performed by MOLECULAR MEDICINE prior to the effective date of termination, including all noncancellable obligations. In addition, SPONSOR will be obligated to pay any applicable cancellation or delay fees required to be paid for that Project in the amounts set forth in the Price and Payment Schedule.

23.5        Return of Sponsor’s Property. Upon any such termination as provided in Section 23, MOLECULAR MEDICNE shall promptly return all of Sponsor’s Technology, including, without limitation, all of Sponsor’s Product, Sponsor Inventions, Product Production Records, and Project Material, and Sponsor Technology.

23.6        Surviving Obligations. Termination or expiration of this Agreement shall not affect any accrued rights of either party. The terms of Sections 2, 3.1, 3.2.2, 3.2.3, 3.3, 3.4, 4, 5, 6, 7, 8, 9, 10, 11, 12, 17, 18, 19, 21, 22, 23 and 24 of this Agreement shall survive termination of this Agreement.

23.7        Notice. Notice of termination shall be in writing, delivered to the terminated party by registered mail or by overnight delivery service as provided in Section 24.

23.8        Right of Set-off. Upon either (i) the occurrence and during the continuance of any material default by SPONSOR or (ii) the termination of this Agreement for any reason, MOLECULAR MEDICINE is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits held at any time by MOLECULAR MEDICINE for the credit or account of SPONSOR for any and all Projects (as well as any indebtedness at any time owing by MOLECULAR MEDICINE to SPONSOR) against any and all of the obligations of SPONSOR for any and all Projects now or hereafter existing under this Agreement. MOLECULAR MEDICINE agrees to notify SPONSOR promptly after any such set-off and application, provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of MOLECULAR MEDICINE under this Section are in addition to other rights and remedies that MOLECULAR MEDICINE may have.

24.
Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be (a) mailed by registered or certified first-class mail, return receipt requested, (b) mailed by Federal Express or other overnight delivery service, (c) transmitted by facsimile, or (d) delivered personally. Such notices will be deemed to have been sufficiently given for all purposes (i) five (5) days after mailing by registered first class mail, (ii) two (2) days after sending by overnight delivery service, (iii) the same day if sent by facsimile transmission with electronic confirmation of transmission if transmission is confirmed during the recipient’s normal business hours, or otherwise on the recipient’s next business day, or (iv) immediately if personally delivered. Unless otherwise specified in writing, any notices will be sent to the following addresses:

If to MOLECULAR MEDICINE:	MOLECULAR MEDICINE BIOSERVICES, INC.
1890 Rutherford Road
Carlsbad, CA 92008
Attention: Marian Ernst
Fax: (760) 918-0788

If to SPONSOR:	MEDGENICS, INC.
8000 Towers Crescent Drive
Suite 1300
Vienna, VA 22182

MEDGENICS MEDICAL ISRAEL LTD.
12 HaNapach St.
Karmiel, 21653
ISRAEL

Attention: Baruch Stern, Ph.D.
Fax: +972-4-988-2270

With a copy to:

Pearl Cohen Zedek Latzer, LLP
1500 Broadway, 12th Floor
New York, NY 10036
Tel: 646-878-0804
Fax: 646-878-0801
email: MarkC@pczlaw.com
Attention: Mark Cohen

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOLECULAR MEDICINE BIOSERVICES, INC.

By:	/s/ David M. Backer	3/23/07
	Name	Date
President

MEDGENICS, INC.

By:	/s/ Andrew L. Pearlman	3/14/07
	Name: Andrew L. Pearlman, Ph.D.	Date
President & CEO

MEDGENICS MEDICAL ISRAEL LTD..

By:	/s/ Andrew L. Pearlman	3/14/07
	Name: Andrew L. Pearlman, Ph.D.	Date
.	CEO

MOLECULAR MEDICINE BIOSERVICES, INC.

PRODUCTION SERVICE AGREEMENT

EXHIBITS

Exhibit A	Scope of Work

Exhibit B	Price and Payment Schedule

Exhibit C	Work Schedule

Exhibit D	Form of Certificate of Compliance

Exhibit E	Form of Start Order

Exhibit F	Standard Terms and Conditions of Storage

Exhibit G	Quality Agreement

Exhibit A

Process Development and cGMP Production of 116 Master Cell Bank for Medgenics HDAd-EPO Vector Product

SCOPE OF WORK

The elements of this proposal include Definitions, Process Development and cGMP Production of a Master Cell Bank (116 Cells).

DEFINITIONS

Process Development:  Process Development will perform Cell Line Feasibility (on 116 cells), Vector Characterization (HDAd-EPO in 116 cells and Helper Virus in Molecular Medicine's AC2 Cells) and a Production Run at the 5L Scale using the Wave Bioreactor, the Molecular Medicine proprietary adenoviral production process, a single step column purification and Cesium Chloride Ultracentrifugation.

Master Cell Bank (MCB): SPONSOR will provide the necessary quantity of 116 cells to use as starting material for the Master Cell Bank. A Certificate of Analysis showing acceptable results for sterility, Mycoplasma and Endotoxin will be required.

PROCESS DEVELOPMENT

Project 1: Cell Line Feasibility Study of SPONSOR-Provided 116 Cells and Research Bank:

Molecular Medicine will expand the SPONSOR-provided 116 suspension cells in commercially available media to determine the viability, doubling time and growth characteristics of the cell line. The expansion project will produce a research bank of approximately 20 vials at 1 x10e7 cells/vial/mL. At the completion of the Cell Line Feasibility Study, a Summary Table Report will be issued to SPONSOR by Molecular Medicine.

Project 1 Cost: $12,000

Project 2: Vector Characterization of Helper Virus in AC2 Cells and Research Bank:

Molecular Medicine will expand the Helper Virus Viral Seed Stock in AC2 cells and perform titer analysis (by Plaque Assay). Characterization studies will then be performed to include particles (by HPLC), MOI, Day of Harvest and Titer (by Plaque Assay). A research bank of approximately 20 vials at 10x the concentration of the crude harvest material will be created. At the completion of Project 2, a Development Report will be issued to SPONSOR by Molecular Medicine.

Project 2 Cost:	Expansion and Titer Analysis of Helper Virus in AC2 Cells:	$4,000
	Characterization of Helper Virus in AC2 Cells:	$14,000
	Total Cost of Project 2:	$18,000

Exhibit A

Project 3: Vector Characterization of HDAd-EPO and Ratio Assessment in 116 Cells and Research Bank:

Molecular Medicine will expand the HDAd-EPO Viral Seed Stock in 116 cells and perform particle analysis by HPLC. Characterization studies will then be performed to identify critical parameters such as seed density and MOI (of HDAd-EPO as well as the Helper Virus concentration) for ratio assessment. Response measurement will include particle analysis by HPLC assay. A research bank will of approximately 20 vials with a target range of 1e10 to 5e11 vp/vial will be created. At the completion of Project 3, a Development Report will be issued to SPONSOR by Molecular Medicine.

Project 3 Cost:	Expansion and Titer Analysis of HDAd-EPO in 116 Cells:	$4,000
	Characterization of HDAd-EPO in 116 Cells	$12,000
	Total Cost of Project 3:	$16,000

Project 4: 5L Wave Process Development Production

The goal is to produce viral material using the Wave Bioreactor at the 5L scale for the purpose of optimization of the critical production parameters. This run will utilize MOLECULAR MEDICINE’s proprietary adenoviral production process, a single-step column purification and Cesium Chloride Ultracentrifugation. Cells from the Research Bank of 116 Cells produced in Project 1 will be used. This Production Run will serve to confirm the production parameters, including yield and scale for subsequent productions. This Production Run will take place in the Process Development Lab Facility located at 1890 Rutherford Road in Carlsbad, CA and will utilize Draft Batch Records in the Molecular Medicine format or notebooks for documentation of the run. Testing will be performed at Molecular Medicine to determine titer (Plaque Assay) and particles (HPLC). Samples will be shipped to SPONSOR for expression and potency assays.
At the conclusion of this 5L Production Run, a Development Report will be provided to SPONSOR.

Project 4 Cost: $40,000

cGMP PRODUCTION

Project 5: Production of 116 Master Cell Bank

Molecular Medicine will manufacture under cGMP conditions at least 200 vials of a Master Cell Bank, utilizing a vial of SPONSOR’s 116 cells. SPONSOR’s cells will be accompanied by a Certificate of Analysis providing acceptable results for Sterility, Mycoplamsa and Endotoxin. This production will occur in Molecular Medicine’s cGMP facility located at 6219 El Camino Real, Carlsbad, CA. The bank will be filled into standard 1.5mL sterile cryovials and the expected number of cells per vial will be lx10e7 cells in 1.0mL. Upon completion of the production, receipt of acceptable third-party testing of Mycoplasma, Sterility and Endotoxin, and batch record review, MOLECULAR MEDICINE will issue a Certificate of Compliance to SPONSOR.

Project 5 Cost	Production of MCB:	$55,000
	Documentation Fee	$7,500
	Total:	$62,500

Exhibit A

DIAGRAM 1: PROJECT FLOW

Exhibit A

PARAMETER	PROTOCOL/ANTICIPATED RESULT

Cell Lines: 116 Cells and AC2	SPONSOR to provide116 cells with acceptable testing results for Sterility, Mycoplasma and Endotoxin. The AC2 cells to be used will be MOLECULAR MEDICINE's AC2 Working Cell Bank.
Additional characterization requirements of the AC2 cells as a result of FDA review of SPONSOR'S IND are the sole responsibility of SPONSOR.

SPONSOR's Viral Material for Infection	SPONSOR will supply the Viral Seed Stocks for the Helper Virus and HDAd-EPO Virus to Molecular Medicine. Acceptable results for Sterility, Endotoxin and Mycoplasma will be provided by SPONSOR.

In-Process Testing	In-Process Test Specifications
Titer (Plaque Assay)	Report
Particles (HPLC)	Report
Cell Count per Vial (MCB)	Report
Total Quantity (MCB)	Report

Sampling Plan
SPONSOR to confirm the sampling required for testing regimen in writing to MOLECULAR MEDICINE prior to initiation of Project 5. Sampling plan requirements to be approved by SPONSOR with review of final batch production records.

Final Release Testing By Outside Facility	SPONSOR to confirm in writing to MOLECULAR MEDICINE prior to initiation of Project 5.
See FINAL RELEASE TESTING

Vials for Master Cell Bank	The Master Cell Bank will be filled into sterile 1.5 mL cryovials.

Formulation Buffer	The formulation buffer to be decided upon by SPONSOR prior to initiation of Project 5.

Labeling Requirements	SPONSOR to define and confirm in writing to MOLECULAR MEDICINE prior to initiation of Project 5.

Storage and Shipment of Boxed Vials
Final filled vials will be stored at no charge for a period of time defined in section 4.2 of the Production Service Agreement dated March 12, 2007. Storage beyond this term is subject to additional charges. Shipping charges are the responsibility of SPONSOR. A handling fee will apply.

Exhibit A

IN-PROCESS TESTING

MOLECULAR MEDICINE performs in-process testing throughout the various manufacturing stages for the purpose of monitoring the production. These tests are performed in accordance with defined SOPs and are reviewed on a real-time basis. These test results are not for final release and may not be reported as such. The following tests are performed in Quality Control for monitoring purposes:

-Cell Count per Vial (MCB)
-Volume (MCB)
-Total Quantity (MCB)
-Particles (HPLC) (PD)
-Titer (Plaque Assay) (PD)

FINAL PRODUCT RELEASE TESTING

Molecular Medicine will assist Sponsor with Final Release Testing activities as defined below.

Sponsor commits to and is responsible for:
1.	Defining a prescribed testing regimen and applicable sample types consistent with the requirements of Sponsor's IND.
2.	Determining the third party testing facility or facilities in which all release testing assays will be performed.
3.	All costs incurred as a result of release testing performed.
4.	Review and approval of sample submission form(s) required for release testing.
5.	Selecting an approved vendor for the release testing for Sterility, Mycoplasma and Endotoxin. At this time, the approved vendors for this testing include BioReliance and Apptec.

Molecular Medicine commits to and is responsible for:
1.	Incorporating the defined sampling plan into the Master Batch Production Records in advance of the applicable project.
2	Assuring all required samples are taken as defined in advance and per approved Master Batch Production Records.
3.	Appropriately labeling and storing all samples.
4.	Preparation of all paperwork required for sample submission to third party testing facility.
5.	Scheduling of samples with third party testing facility or facilities to assure prompt initiation of tests.

SHIPPING

SPONSOR will supply an account number of a reputable shipper to MOLECULAR MEDICINE upon initiation of this project for the purpose of shipping samples to third-party test facilities and shipment of samples to SPONSOR for the duration of this contract. All shipments (beyond three per production lot) originating from MOLECULAR MEDICINE shall be subject to a handling fee of $300.00 per box for shipments of volumes 50mL and below and $500.00 per shipment for volumes over 50mL when a cargo shipper must be used.

Exhibit B

PRICE AND PAYMENT SCHEDULE
***Note: This Price and Payment Schedule expires on March 31, 2007***

Parameter	Payment Schedule	Total Cost
PROCESS DEVELOPMENT

Deposit	50% of Process Development Costs due within 10 days of signed contract	$43,000

Project 1: Cell Line Feasibility Study	1a. Amount due upon Cell Thaw.	$3,000
	lb. Balance Due upon issuance of Summary Table Report to SPONSOR	$3,000
Project 2: Characterization of Helper	2a. Amount due upon Cell Thaw.	$4,500
Virus	2b. Balance Due upon issuance of Development Report to SPONSOR	$4,500
Project 3: Characterization of HDAd-	3a. Amount due upon Cell Thaw.	$4,000
EPO	3b. Balance Due upon issuance of Development Report to SPONSOR	$4,000
Project 4: 5L Wave PD Run	4a. Amount due upon Cell Thaw.	$10,000
	4b. Balance Due upon issuance of Development Report to SPONSOR	$10,000
TOTAL PROCESS DEVELOPMENT COSTS:		$86,000

eGMP PRODUCTION

Deposit	50% of Production Costs due within 10 days of signed contract	$27,500

Project 5: 116 Master Cell Bank	5a. Amount due upon signature of Project Start Order	$10,000
	5b. Amount due upon cell thaw	$10,000
	5c. Amount due upon completion and issuance of Certificate of Compliance	$7,500

TOTAL PRODUCTION COSTS:		$55,000
DOCUMENTATION
Documentation Fee: Certificate of Compliance Standard fee applicable to each GMP product lot defined in PRODUCTION. Due upon completion of each lot, acceptable release testing for Sterility, Mycoplasma and Endotoxin, completed Batch Record Review and issuance of each Certificate of Compliance.

	Project 5: Master Cell Bank	$7,500

TOTAL DOCUMENTATION COSTS:		$7,500

TOTAL CONTRACT COSTS:		$148,500

Exhibit B

Additional Terms and Conditions to Price and Payment Schedule:

1.	MOLECULAR MEDICINE reserves the right to review and amend pricing should additional project requirements impact costs. Both parties must agree to Amendments to the Contract.

2.
Product resulting from Project 5 described in Exhibit A may be stored at no charge for a period of up to 90 days from date of product fill. SPONSOR is responsible for standard storage fees for product left at MOLECULAR MEDICINE beyond this period. MOLECULAR MEDICINE will notify SPONSOR in writing 30 days in advance of the close of this 90-day grace period for storage options.

3.	Final Release testing costs are the sole responsibility of SPONSOR. Any additional testing not specified in advance or as a result of FDA review is the sole responsibility of SPONSOR

4.
SPONSOR and MOLECULAR MEDICINE shall determine the schedule for this project upon contract signature and receipt of contract initiation fee. The scheduling of this project shall be determined by laboratory space and suite availability at the time of contract signature.

5.
Except where elsewhere specified, all invoices are due for receipt at Molecular Medicine BioServices NET 30 DAYS. 1.5% per month will be assessed on overdue balances. In no case does the assessment of past-due invoice charges affect the parties rights of termination under the Production Service Agreement.

6.	Adjustments to payment terms must be made in writing and signed off by the Chief Financial Officer or equivalent authority at Molecular Medicine BioServices, Inc.

7.
The following Delay and Cancellation Fee Schedule applies to any Sponsor-caused delays or cancellations to the mutually agreed upon schedule for an individual project. Percentages are applied to the total cost of the individual Project that is delayed or cancelled, including Documentation Fees. Delay and Cancellation fees are only applicable after signature of the Project Start Order for each project (Exhibit F) by SPONSOR. In the event of a delay, both parties shall use reasonable and good faith efforts to reschedule and avoid the application of the delay fees. Imposition of any Delay and Cancellation fees will be at the discretion of MOLECULAR MEDICINE.

Timeframe to Laboratory Start	Delay by Sponsor	Cancellation by Sponsor

> 90 days	0	20%
61 – 90 days	15%	40%
31 – 60 days	20%	60%
15 – 30 days	25%	80%
8 – 14 days	40%	90%
≤7 days	50%	100%
Run in Process	*See Comment Below	100%

*	Any request to hold materials in-process at a specific stage within the manufacturing process will result in an invoice for the pro-rated value consistent with the in-process material on hold.

Exhibit C

ESTIMATED WORK SCHEDULE

1.
This Exhibit C contains an approximate time schedule as agreed as of the execution date of this Agreement. The party initiating changes to the schedule contained in this Exhibit C shall deliver notice to the other party of the change. Responsibility for changes shall be determined according to paragraph 3 below.

2.
It is recommended that some production activities may be scheduled in an over-lapping fashion utilizing the facility more efficiently, saving time and resources. This is an option for further discussion.

3.	It is recognized that biological processes do not always perform to a precise number of days. Therefore, the party responsible for timeline extensions or delays is as follows:

a.	MOLECULAR MEDICINE is responsible for project extensions or delay due to their manufacturing equipment.
b.
MOLECULAR MEDICINE is responsible for complete execution of manufacturing methods as outlined in approved batch production records. MOLECULAR MEDICINE is responsible for project extensions or delays due to inaccurate execution of the manufacturing methods as outlined in the batch production records.

c.	SPONSOR is responsible for project extensions or delay due to their manufacturing equipment.
d.	SPONSOR is responsible for project extensions or delays due to lack of critical information or materials in a timely manner to MOLECULAR MEDICINE as agreed to in advance.
e.	SPONSOR is responsible for project extensions or delays caused by variable performance of raw materials specified in advance.
f.	SPONSOR is responsible for project extensions or delays caused by variable performance of critical production parameters previously defined by SPONSOR.

ESTIMATED TIMELINES (SUBJECT TO CHANGE)

Project 1: Cell Line Feasibility Study

Exhibit C

Projects 2 and 3: Vector Characterization of Helper Virus (in AC2) and HDAd-EPO (in 116)

Project 4: 5L Wave Process Development Run

Project 5: cGMP Production of 116 Master Cell Bank

Exhibit D

CERTIFICATE OF COMPLIANCE (Sample)

SPONSOR:	Date: SPONSOR Contact: Client Code: MM-077

Product:

MOLECULAR MEDICINE Manufacturing and Quality Assurance have reviewed the following Batch Production Records documenting the manufacture of the above product:

Part Number	Version	Name	Lot Number
TBD
TBD
TBD

The following criteria have been met based on the review of the Batch Production Records and related Facility and Quality Control Records.

☐	Batch Production Records were properly utilized, were reviewed after use by responsible Manufacturing and Quality Assurance staff, and all lot deviations have been reviewed, justified and approved.

☐	All components utilized in production met specified requirements prior to use.

☐	All materials were manufactured in qualified facilities utilizing standardized, documented and (where and when appropriate) validated equipment, utilities, and manufacturing processes.

☐
Representative samples of each finished lot were subjected to the following required testing and have met specifications; this data has been reviewed and approved by Quality Control and Quality Assurance.

Exhibit D

TEST	METHOD	REFERENCE	SPECIFICATION	RESULT
Titer	Plaque Assay		Report
Particles	HPLC		Report
Cell count/vial			Report
Volume			Report

THESE DATA ARE FOR PRODUCT CERTIFICATION ONLY AND ARE NOT A SUBSTITUTE FOR FINAL PRODUCT RELEASE TESTING

☐
Any unexplained discrepancies or the failure to meet any of the specifications have been thoroughly investigated, documented, resolved and approved by Quality Assurance and are considered to have no adverse affect on the safety, identity, strength, quality of purity of the lot.
	☐	No unexplained discrepancies or failure to meet any of the specifications.

MOLECULAR MEDICINE certifies that the (Product) was made according to Good Manufacturing Practice
Regulations as applicable to pilot scale facilities.

(Name)	Date
Quality Assurance
Molecular Medicine BioServices, Inc.

Exhibit E

STANDARD TERMS & CONDITIONS OF STORAGE

1.      Storage Services. Molecular Medicine BioServices, Inc. (“MMB” or the “Company”) will provide storage services to the “Sponsor” referenced above under the following Terms and Conditions of Storage (the “Terms & Conditions”). These Terms & Conditions are the Standard Terms and Conditions of Storage that are referred to in the Production Service Agreement referenced above between MMB and such Sponsor (together with all exhibits thereto, the “PSA”). These Terms & Conditions are an exhibit to and form part of the PSA. By entering into the PSA, the Sponsor agrees to be bound by these Terms & Conditions, including any future modifications to the Terms & Conditions that are adopted and communicated to Sponsor by MMB.

2.     Delivery of Stored Materials. Sponsor will deliver (or, as applicable, hereby directs MMB to store) all materials, supplies and products intended to be stored with MMB under the PSA (collectively, the “Stored Materials”) at the times and in accordance with the procedures set forth in the Scope of Work that is attached to the PSA (the “PSA Scope of Work”). All Stored Materials will be delivered in containers that are customary in the industry, that are adequately designed to maintain the viability of the materials contained therein and to prevent cross-contamination, and that meet any other specifications that may be agreed to in writing by MMB and Sponsor, whether in the PSA Scope of Work or otherwise. All Stored Materials delivered to MMB will be accompanied by a completed deposit form in the form attached hereto, together with any other information relevant to the storage of the Stored Materials, such as source of Stored Materials, lot number, grade and/or such other specifications as may be required in the Scope of Work or by written mutual agreement of MMB and Sponsor. MMB shall have the right, in its sole discretion, to refuse to store any Stored Materials that do not meet the foregoing requirements. In no event will MMB be responsible for any loss or contamination resulting from Sponsor’s failure to meet such delivery requirements, nothwithstanding the fact that MMB may have accepted Stored Materials that do not meet the foregoing requirements.

Sponsor understands and agrees that MMB cannot assume responsiblity for the safety or quality of any Stored Materials that were not originally processed by MMB or that have been removed from MMB’s control and later returned by MMB. Sponsor acknowledges and agrees in that either of such events, the sole responsibility of MMB is limited to the storage of such Stored Materials under conditions specified in the relevant deposit order.

3.     Storage Conditions. MMB will store the Stored Materials in the containers specified in the relevant deposit form, and at the temperature and under the other conditions that are specified in the deposit form and that are agreed to by MMB. MMB will store the Stored Materials in accordance with current Good Manufacturing Practices as set forth in US 21CFR Parts 210 and 211 applicable to pilot scale facilities and 21 CFR Part 600 applicable to biological products.

4.     Term. MMB’s obligation to provide storage services under these Terms and Conditions shall take effect on the effective date of the PSA and shall remain effective until the earlier of the Termination Date set forth in Section 6 and the termination date of the PSA. Upon the termination of the PSA, Sponsor may renew MMB’s storage services for successive annual periods by providing written notice of such renewal to MMB no later than thirty (30) days prior to the termination of the PSA. Each annual renewal period shall renew automatically, commencing on January 1 and ending on December 31 of each year, except that the initial renewal period will commence on the termination date of the PSA and end on December 31 of that year, with storage fees for the initial period prorated accordingly. . The initial term and subsequent renewal periods are each referred to herein as a “Storage Period.”

5.     Storage Fees. During the effective period of the PSA, Sponsor shall pay all storage fees in the amounts and at the times set forth in the Price and Payment Schedule of the PSA. Thereafter, Sponsor shall pay in advance the fee for each annual Storage Period in amounts set forth in MMB’s then current standard storage fee schedule. All invoices are payable in United States dollars. All payments must be made via cash or check. Sponsor shall be responsible for costs associated with MMB’s collection of sums due and owing to it pursuant to these Terms & Conditions including, without limitation, reasonable attorneys’ fees and expenses, collection agency fees, and court costs.

6.     Termination. Notwithstanding any other provisions herein, MMB’s obligations to provide storage services to Sponsor shall terminate upon the happening of any of the following events (each, a “Termination Event”):

(a)     Termination or expiration of the PSA for any reason without the Sponsor having elected to renew for an annual storage term;

(b)     Written instruction of Sponsor directing MMB to transfer all Stored Materials to another storage facility;

(c)     Written instruction of Sponsor directing MMB to destroy all Stored Materials;

(d)     Failure of Sponsor to pay any storage fee within ten (10) days after the date of any notice of delinquency from MMB to Sponsor, it being understood that termination for such non-payment shall not excuse Sponsor of its obligation to pay delinquent fees;

(e)     Termination by Sponsor of MMB’s storage services after thirty (30) days written notice of termination to MMB;

(f)     Termination by MMB of MMB’s storage services after thirty (30) days written notice of termination to Sponsor.

Upon the occurrence of any Termination Event, all obligations of MMB for storage of Sponsor’s Stored Materials shall cease. Sponsor shall make arrangements for release, destruction or other disposition of any remaining Stored Materials within thirty (30) days. IF SPONSOR FAILS TO MAKE SUCH ARRANGEMENTS WITHIN SUCH TIME PERIOD, THE STORED MATERIALS WILL BE DEEMED ABANDONED AND MMB MAY, AT ITS SOLE DISCRETION, DESTROY ALL STORED MATERIALS REMAINING IN STORAGE WITH MMB. MMB ACCEPTS NO RESPONSIBILITY FOR LOSS OF STORED MATERIALS DESTROYED BY MMB BECAUSE OF SPONSOR’S ABANDONMENT. There shall be no refund of storage fees upon termination of MMB’s storage services pursuant to paragraphs (a) – (e) above. A pro-rata refund of storage fees shall be paid by MMB to Sponsor if MMB terminates its storage services pursuant to paragraph (f) of this Section 6.

7.     Delivery of Stored Materials. In the event that MMB is directed by Sponsor to deliver any Stored Materials to any person, risk of loss for the Stored Materials shall be the responsibility of Sponsor upon release of the Stored Materials from MMB’s premises (FOB shipping point) to a shipper that has been selected and approved by Sponsor. Sponsor shall have the obligation and the sole responsiblity to ensure to its own satisfaction that such carrier carries adequate insurance.

8.     Excused Performance. MMB shall not be responsible for any damage or destruction of the Stored Materials due to causes beyond its reasonable control, including but not limited to acts of God, governmental actions, fire, smoke, labor difficulty, shortages, war, revolution, civil disturbances, terrorism, sabotage, blockade, embargo, explosion, transportation problems, interruptions of power or of communications, failure of suppliers or subcontractors, or natural disasters.

9.     Limitation of Liability. SPONSOR ACKNOWLEDGES THAT THERE ARE INHERENT RISKS IN THE PROCESS OF FREEZING AND THAWING THE STORED MATERIALS AND AGREES THAT MMB SHALL NOT BE LIABLE FOR ANY LOSS, DAMAGE, OR DESTRUCTION OF THE STORED MATERIALS AS LONG AS MMB HAS COMPLIED WITH THE STORAGE CONDITIONS SET FORTH IN SECTION 3. THE PARTIES ACKNOWLEDGE AND AGREE THAT IN THE EVENT OF LOSS, DAMAGE OR DESTRUCTION OF THE STORED MATERIALS FOR ANY REASON WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF MMB’S NEGLIGENCE OR ITS BREACH OF THESE TERMS & CONDITIONS, SPONSOR’S REMEDY SHALL BE LIMITED TO THE STORAGE FEE PAID BY SPONSOR FOR THE STORAGE PERIOD IN WHICH SUCH LOSS, DAMAGE OR DESTRUCTION OCCURRED. IN NO EVENT SHALL MMB BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS OR LOSS OF BUSINESS, WHETHER FORESEEABLE OR NOT), OCCASIONED BY ANY BREACH UNDER THESE TERMS & CONDITIONS OR ANY OTHER CAUSE OR CLAIM WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE. SPONSOR’S FAILURE TO ASSERT A CLAIM IN WRITING WITHIN THIRTY (30) DAYS OF MMB’S NOTICE TO SPONSOR OF THE LOSS, DAMAGE OR DESTRUCTION OF STORED MATERIALS SHALL BE DEEMED TO BE SPONSOR’S ABSOLUTE AND UNEQUIVOCAL WAIVER OF ANY AND ALL CLAIMS RELATING TO SUCH LOSS, DAMAGE OR DESTRUCTION. SPONSOR WARRANTS THAT IT CARRIES PROPERTY INSURANCE FOR THE FULL REPLACEMENT VALUE OF THE STORED MATERIALS.

10.     Indemnification. Sponsor shall defend, indemnify and hold harmless MMB, its directors, officers, employees and agents (collectively the “MMB Indemnitees”) from and against any and all liability, loss, expense (including reasonable attorneys’ fees), or third party claims for injury or damages (collectively, “Liabilities”) arising out of the MMB’s storage of the Stored Materials, provided that Sponsor shall have no obligation to indemnify the MMB Indemnitees for any portion of a Liability that arises from the negligence or willful misconduct of the MMB Indemnitees or from their breach of these Terms & Conditions.

11.     Assignment. Except in connection with a permitted assignment under the PSA, Sponsor may not assign its rights or obligations under these Terms & Conditions, whether in whole or in part, to any third party without MMB’s prior written approval, which approval may be withheld by MMB in its sole discretion.

12.     General. These Terms & Conditions shall be construed in accordance with the laws of the State of California without regard to conflict of laws principles. These Terms & Conditions and the applicable provisions of the PSA set forth the entire agreement of the parties with respect to the providing of storage services by MMB. Sponsor’s execution of the PSA constitutes Sponsor’s acceptance of and agreement to these Terms & Conditions in their entirety. In the event of a conflict between the PSA and these Terms & Conditions, the terms herein shall govern. Each provision of these Terms & Conditions shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability of any other provision(s) hereof. The section headings contained in these Terms & Conditions are for reference purposes only and shall not affect the meaning or interpretation hereof. No waiver by MMB or Sponsor of any default of the other hereunder shall be deemed to be a waiver of any subsequent default. These Terms & Conditions shall remain in effect until modified by MMB, which modifications shall take effect when communicated by MMB to Sponsor.

Exhibit F

Project Start Order (Sample)

Client		Contract Name
Client Code	MM-077	Project Name
Client Contact		LN or DEV no.

1. Project Type (circle appropriate Type)
Name	Use of Product	Type of Report	Manufacturing Site	Records
PD	None	Data Only	PD	Notebook
Pilot or Tech Transfer	Animal	Development Report	PD	Draft Batch Records
Shakedown or Clinical Fill & Finish	Animal/Human Human	CofC CofC	GMP GMP	Batch Records Batch Records

2. Materials
☐ All materials necessary are in-house
☐ The following critical materials still need to be received (attached)

3. Equipment
☐ All equipment necessary is in-house
☐ The following critical pieces of equipment still need to be received (attached)

4. Timeline*
Thaw date: week of _____/_____/200___
Harvest date: week of _____/_____/200___
Fill date: week of _____/_____/200___

* All scheduling dates are based on information provided above in collaboration with Sponsor and the known capacity available at Molecular Medicine BioServices. SPONSOR acknowledges that project delays by SPONSOR after signature of this Project Start Order will result in delay fees as provided in the Contract. SPONSOR acknowledges that project cancellations by SPONSOR after signature of this Project Start Order will result in cancellation fees as provided in the Contract.

I hereby direct Molecular Medicine BioServices to hard schedule the project described above.

SPONSOR

By:	(Sample)
	Name:	Date
Title